Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered as of May 31, 2012, by and between Claire’s Stores, Inc., a Florida corporation (the “Company”), and James D. Fielding (the “Executive”).

WHEREAS, the Company desires to employ the Executive on the terms and subject to the conditions set forth herein and the Executive has agreed to be so employed.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment of Executive; Duties.

1.1 Title. During the Employment Period (as defined in Section 2 hereof), the Executive shall serve as Chief Executive Officer of the Company. Prior to the initial annual meeting of stockholders following an initial public offering of the stock of the Company (“IPO”), if any, the Executive shall serve as a member of the Board of Directors of the Company (the “Board”), so long he remains the Chief Executive Officer of the Company. Subsequent to an IPO, the Company shall nominate the Executive for election at each relevant meeting of stockholders to serve as a member of the Board as long as he continues to serve as the Company’s Chief Executive Officer.

1.2 Duties.

(a) During the Employment Period, the Executive shall have overall responsibility for the business affairs and activities of the Company and its direct and indirect subsidiaries, and shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of the Executive’s position and shall render such services on the terms set forth herein. In addition, the Executive shall have such other executive and managerial powers and duties as may be assigned to the Executive by the Board, commensurate with the Executive serving as Chief Executive Officer. Except for sick leave, reasonable vacations and excused leaves of absence, the Executive shall, throughout the Employment Period, devote the whole of the Executive’s working time, attention, knowledge and skills faithfully, and to the best of the Executive’s ability, to the duties and responsibilities of the Executive’s positions in furtherance of the business affairs and activities of the Company and its subsidiaries. Subject to the consent of the Board, the Executive shall be permitted to serve on one charitable or civic board so long as such service does not interfere with Executive’s duties hereunder or violate any covenant contained in Section 5.

(b) During the Employment Period, the Executive’s principal place of employment shall be at the Company’s office in Hoffman Estates, Illinois. The Executive shall relocate his principal residence to the greater Chicago metropolitan area within six months of the Effective Date.

(c) The Executive shall at all times be subject to, comply with, observe and carry out (i) the Company’s rules, regulations, policies and codes of ethics and/or conduct applicable to its employees generally and in effect from time to time and (ii) such rules, regulations, policies, codes of ethics and/or conduct, directions and restrictions as the Board may from time to time reasonably establish or approve generally for senior executive officers of the Company.

2. Term of Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, commencing on June 18, 2012 (the “Effective Date”). This Agreement shall govern the terms and conditions of the Executive’s employment by the Company, and the termination thereof, during the Term. The “Term” shall mean the period that commences on the Effective Date and ends on the third anniversary thereof (the “Term”), provided that the Term shall automatically be extended for successive one year periods unless either party provides written notice (a “Notice of Non-Renewal”) at least ninety (90) days prior to the expiration of the Term that the Term shall not be further extended. The portion of the Term during which the Executive is actually employed by the Company under this Agreement is referred to as the “Employment Period”.

3. Compensation and General Benefits.

3.1 Base Salary.

(a) During the Employment Period, the Company agrees to pay to the Executive an annual base salary in an amount equal to $900,000 (such base salary, as may be adjusted from time to time pursuant to Section 3.1(b), is referred to herein as the “Base Salary”). The Executive’s Base Salary, less amounts required to be withheld under applicable law, shall be payable in equal installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time for the payment of salaries to officers of the Company, but in no event less frequently than monthly.

(b) The Board or its Compensation Committee shall review the Executive’s performance on an annual basis and, based on such review, may change the Base Salary, as it, acting in its sole discretion, shall determine to be reasonable and appropriate.

3.2 Bonus.

(a) Upon commencement of employment, the Executive shall receive a one-time bonus of $500,000. This bonus will be paid with the first regular payroll date following the Effective Date. If the Executive’s employment terminates under Section 4.4 prior to the first anniversary of the Effective Date, the Executive shall be required to repay 100% ($500,000) of this bonus, and if such termination occurs on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, the Executive shall be required to repay to the Company 50% ($250,000) of this bonus.

(b) Pursuant to the Company’s Annual Incentive Plan (the “AIP”), with respect to each fiscal year of the Company that ends during the Employment Period, the Executive shall be eligible to receive from the Company an annual performance bonus (the “Annual Bonus”) based upon the Company’s attainment of annual goals established by the Board or its Compensation Committee, which may include the Company’s comparable store sales, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and/or cash generation goals. The Executive’s target Annual Bonus shall be one hundred percent (100%) of the Executive’s Base Salary if the Company meets targeted levels of performance to be determined by the Board or the Compensation Committee for the applicable year. The Board or the Compensation Committee will also establish threshold and stretch performance levels which, if achieved, will entitle the Executive to an Annual Bonus equal to 50% and 150%, respectively, of Executive’s Base Salary. Notwithstanding the foregoing, the Annual Bonus for the Company’s fiscal year that includes the Effective Date (the “First Year Bonus”) shall be no less than 100% of the Base Salary actually paid to the Executive during such fiscal year. Any Annual Bonus earned shall be payable in full as soon as reasonably practicable following the determination thereof, but in no event later than April 15 of the following year (unless administratively impracticable to do so because the Company’s results for the applicable year had not yet been finalized) and in accordance with the Company’s normal payroll practices and procedures. Except as otherwise expressly provided in the AIP and Section 4 hereof, any Annual Bonus (or portion thereof) payable under this Section 3.2 shall not be earned and payable unless the Executive is employed by the Company on the last day of the period to which such Annual Bonus relates, provided that no Annual Bonus for any preceding period shall be payable if the Executive’s employment is terminated for Cause.

3.3 Expenses.

(a) In addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Section 3 or elsewhere herein, the Executive shall be entitled to receive reimbursement from the Company for all reasonable and necessary expenses incurred by the Executive during the Term in performing the Executive’s duties hereunder on behalf of the Company, subject to, and consistent with, the Company’s policies for expense payment and reimbursement, in effect from time to time.

(b) Until the earlier of the date that is six months after the Effective Date, or the date the Executive relocates his principal residence to the greater Chicago metropolitan area, the Executive shall also be entitled to reimbursement for temporary living expenses, including the reasonable costs to rent an apartment and a car. Expense reimbursement amounts described in this Section 3.3(b) and in Section 3.4 for relocation costs shall be grossed-up to the extent includible in Executive’s income, so that the net amount received by the Executive (after payment of Executive’s state and federal taxes) will equal the actual amount of such expenses.

(c) In addition, the Company shall pay the legal expenses incurred by the Executive in connection with the negotiation and documentation of this Agreement (including all Exhibits thereto), up to a maximum of $15,000.

3.4 Benefits During the Employment Period, in addition to any amounts to which the Executive may be entitled pursuant to the other provisions of this Section 3 or elsewhere herein, the Executive shall be entitled to participate in, and to receive benefits under, any benefit plans, arrangements or policies made available by the Company to its senior executive officers generally, subject to and on a basis consistent with the terms, conditions and overall administration of each such plan, arrangement or policy. The Executive shall be entitled to relocation benefits in accordance with Holding’s executive relocation policy.

3.5 Employee Stock Options.

(a) Claire’s, Inc. (the “Company Parent”) has adopted a stock option plan, in the form attached hereto as Exhibit A (the “Plan”), for the grant of stock options to employees or directors of the Company or of any subsidiary of the Company to purchase shares of Common Stock of the Company Parent (the “Common Stock”).

(b) On or promptly after the Effective Date, pursuant to the Plan, the Executive shall be granted nonqualified options to purchase 1,050,000 shares of Common Stock at a price per share equal to the greater of $10, or the fair market value per share based on an independent valuation to be completed prior to, or promptly after, the Effective Date, of which 500,000 shall be subject to time vesting, 500,000 shall be subject to performance vesting, and 50,000 shall be immediately vested in connection with the investment referred to in Section 3.6, as further provided, and subject to such other terms, as set forth in the Option Grant Letter attached hereto as Exhibit B. If the exercise price for the options is greater than $10 per share, the parties will discuss in good faith additional or alternative arrangements that are intended to preserve the economic value of the options at an exercise price equal to $10 per share.

3.6 Stock Investment. On or promptly after the Effective Date, the Executive shall purchase 30,000 shares of Common Stock for aggregate cash consideration of $300,000, and as soon as practicable thereafter, the Executive will purchase an additional 20,000 shares of Common Stock for aggregate cash consideration of $200,000 (each, a “Stock Purchase”, and the purchase for 20,000 shares, the “Second Stock Purchase”). Each Stock Purchase shall be effected by execution of a Stock Purchase Agreement in the form attached hereto as Exhibit C. If the Second Stock Purchase has not been completed by the time the First Year Bonus is paid, the First Year Bonus, after reduction for withholding taxes, will be further reduced by $200,000, which will be treated as payment for the Second Stock Purchase.

4. Termination.

4.1 General. The employment of the Executive hereunder (and the Employment Period) shall terminate as provided in Section 2 hereof, unless earlier terminated in accordance with the provisions of this Section 4.

4.2 Death or Disability of the Executive.

(a) The employment of the Executive hereunder (and the Employment Period) shall terminate upon (i) the death of the Executive and (ii) at the option of the Company, upon not less than fifteen (15) days’ prior written notice to the Executive or the Executive’s personal representative or guardian, if the Executive suffers a “Total Disability” (as defined in Section 4.2(b) hereof). Upon termination for death or Total Disability, the Company shall pay to the Executive, guardian or personal representative, as the case may be, a prorated share of the Annual Bonus pursuant to Section 3.2 hereof (based on the period of actual employment) that the Executive would have been entitled to had the Executive worked the full year during which the termination occurred, which bonus shall be based on actual performance of the Company for the year of such termination. Any bonus shall be payable as soon as reasonably practicable following the determination thereof, but in no event later than April 15 of the following year (unless administratively impracticable to do so because the Company’s results for the applicable year had not yet been finalized), and in accordance with the Company’s normal payroll practices and procedures.

(b) For purposes of this Agreement, “Total Disability” shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), (ii) the written determination by a physician selected by the Company and acceptable to Executive (which acceptance shall not be unreasonably withheld), (which expense shall be paid by the Company) that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable substantially to perform, with or without reasonable accommodation, the material duties of the Executive required hereby, and that such disability has lasted for ninety (90) consecutive days or any one hundred twenty (120) days during the immediately preceding twelve (12)-month period or is, as of the date of determination, reasonably expected to last six (6) months or longer after the date of determination, in each case based upon medically available reliable information or (iii) Executive’s qualifying for benefits under the Company’s long-term disability coverage, if any. In conjunction with determining mental and/or physical disability for purposes of this Agreement, the Executive hereby consents to (x) any examinations that the Company reasonably determines are relevant to a determination of whether the Executive is mentally and/or physically disabled or are required by the Company physician, (y) furnish such medical information as may be reasonably requested and (z) waive any applicable physician patient privilege that may arise because of such examination. All expenses incurred by the Executive under this subsection shall be paid by the Company.

4.3 Termination by the Company Without Cause, Non-Renewal of the Agreement by the Company, Resignation by the Executive For Good Reason.

(a) The Company may terminate the Executive’s employment without “Cause” (as defined in Section 4.3(g)), and thereby terminate the Executive’s employment (and the Employment Period) under this Agreement at any time with no requirement for notice to the Executive.

(b) Pursuant to Section 2, the Company may terminate the Executive upon expiration of the Term by providing a Notice of Non-Renewal.

(c) The Executive may resign, and thereby terminate the Executive’s employment (and the Employment Period), at any time for “Good Reason” (as defined in Section 4.3(f) hereof), upon not less than thirty (30) days’ prior written notice to the Company specifying in reasonable detail the reason therefore; provided, however, that the Company shall have a reasonable opportunity to cure any such Good Reason (provided such Good Reason is capable of being cured) within such thirty (30) day notice period after the Company’s receipt of such notice; and provided further that, if the Company is not seeking to cure, the Company shall not be obligated to allow the Executive to continue working during such period and may, in its sole discretion, accelerate such termination of employment (and the Employment Period) to any date during such period. Executive may not terminate employment under this Agreement for Good Reason regarding any of the Company’s acts or omissions of which Executive had actual notice for sixty (60) days or more prior to giving notice of termination for Good Reason.

(d) In the event the Executive’s employment is terminated pursuant to this Section 4.3, then, subject to Section 4.3(e) hereof, the following provisions shall apply:

(i) The Company shall continue to pay the Executive the Base Salary to which the Executive would have been entitled pursuant to Section 3.1 hereof (at the Base Salary rate during the year of termination) for a eighteen (18)-month period following such date of termination, with all such amounts payable in accordance with the Company’s normal payroll practices and procedures in the same manner and at the same time as though the Executive remained employed by the Company.

(ii) In the event the Executive’s employment is terminated pursuant to this Section 4.3, and if the Company has previously effected reductions in the Executive’s Base Salary and the base salary of all senior executives of the Company, which reductions were substantially similar, then the Base Salary rate for purposes of Section 4.3(d)(i) or (ii) hereof shall be the Base Salary rate in effect immediately prior to such reductions.

(iii) The Company shall pay to the Executive a prorated share of the Annual Bonus pursuant to Section 3.2 hereof (based on the period of actual employment) that the Executive would have been entitled to had the Executive worked the full year during which the termination occurred, based on actual performance of the Company for the year of such termination. The bonus shall be payable as soon as reasonably practicable following the determination thereof, but in no event later than April 15 of the following year (unless administratively impracticable to do so because the Company’s results for the applicable year had not yet been finalized), and in accordance with the Company’s normal payroll practices and procedures.

(iv) If the Executive elects continuation coverage (with respect to the Executive’s coverage and/or any eligible dependent coverage) under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA Continuation Coverage”) with respect to the Company’s group health insurance plan, the Executive shall be responsible for payment of the monthly cost of COBRA Continuation Coverage. Unless prohibited by law, the Company shall reimburse the Executive for any portion of the monthly cost of COBRA Continuation Coverage that exceeds the amount of the monthly health insurance premium (with respect to the Executive’s coverage and/or any eligible dependent coverage) payable by the Executive immediately prior to the date of Executive’s termination, such reimbursements to continue for a period of eighteen (18) months. The Company shall pay the reimbursements on a monthly basis in accordance with the Company’s normal payroll practices and procedures.

(e) As a condition precedent to the Executive’s right to receive the benefits set forth in Section 4.3(d) hereof, the Executive agrees to execute, no later than thirty (30) days following the date of the Executive’s termination of employment, a release of the Company and its respective Affiliates, officers, directors, stockholders, employees, agents, insurers, representatives and successors from and against any and all claims that the Executive may have against any such Person (as defined in Section 5.4(f) hereof) relating to the Executive’s employment by the Company and the termination thereof, in the form attached hereto as Exhibit D, as such form may be amended from time to time to comply with changes in law.

(f) For purposes of this Agreement, the Executive would be entitled to terminate the Executive’s employment for “Good Reason” if without the Executive’s prior written consent:

(i) the Company fails to comply with any material obligation imposed by this Agreement;

(ii) the Company effects a reduction in the Executive’s Base Salary, unless all senior executives of the Company receive a substantially similar reduction in base salary; or

(iii) the Company requires the Executive to be based (excluding regular travel responsibilities) at any office or location more than 75 miles outside of Hoffman Estates, Illinois, provided that the Executive had previously relocated his principal residence to the greater Chicago metropolitan area.

(g) For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events:

(i) an act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of Executive’s employment with the Company;

(ii) intentional damage to the Company’s assets;

(iii) intentional disclosure of the Company’s confidential information contrary to the Company’s policies;

(iv) material breach of Executive’s obligations under this Agreement (including, without limitation, failure by the Executive to relocate his principal residence as required by Section 1.2(b));

(v) intentional engagement in any activity which would constitute a breach of Executive’s duty of loyalty or of your obligations under this Agreement;

(vi) material breach of any material policy of the Company or its subsidiaries that has been communicated to the Executive in writing;

(vii) the willful and continued failure to substantially perform Executive’s duties for the Company (other than as a result of incapacity due to physical or mental illness); or

(viii) willful conduct by Executive that is demonstrably and materially injurious to the Company, monetarily or otherwise.

For purposes of this Section 4.3(f), an act, or a failure to act, shall not be deemed “willful” or “intentional” unless it is done, or omitted to be done, by Executive in bad faith or without a reasonable belief that Executive’s action or omission was in the best interest of the Company. Failure to meet performance standards or objectives, by itself, does not constitute “Cause”.

4.4 Termination For Cause, Voluntary Resignation Other Than For Good Reason or Election Not to Extend the Term by the Executive.

(a) (i) the Company may, upon action of the Board, terminate the employment of the Executive (and the Employment Period) at any time for “Cause,” (ii) the Executive may voluntarily resign other than for Good Reason and thereby terminate the Executive’s employment (and the Employment Period) under this Agreement at any time upon not less than thirty (30) days’ prior written notice or (iii) the Executive may provide a Notice of Non-Renewal pursuant to Section 2 hereof, in which case the Executive’s employment will terminate upon expiration of the Term then in effect at the time of such Notice of Non-Renewal.

(b) Upon termination by the Company for Cause, by the Executive as the result of resignation for other than for Good Reason, or by the Executive at the end of the Term following a Notice of Non-Renewal provided by the Executive, the Executive shall be entitled to receive all amounts of earned but unpaid Base Salary and benefits accrued and vested through the date of such termination.

(c) Before the Company may terminate the Executive for Cause pursuant to Section 4.4(a)(i), the Board shall deliver to the Executive a written notice of the Company’s intent to terminate the Executive for Cause, and the Executive shall have been given a reasonable opportunity to cure any such acts or omissions (which are susceptible of cure as reasonably determined by the Board by majority vote thereof) within thirty (30) days after the Executive’s receipt of such notice.

4.5 Resignation from Officer Positions. Upon the termination of the Executive’s employment for any reason (unless otherwise agreed in writing by the Company and the Executive), the Executive will be deemed to have resigned, without any further action by the Executive, from any and all officer, director and/or director positions that the Executive, immediately prior to such termination, (a) held with the Company or any of its Affiliates and (b) held with any other entities at the direction of, or as a result of the Executive’s affiliation with, the Company or any of its Affiliates. If for any reason this Section 4.5 is deemed to be insufficient to effectuate such resignations, then Executive will, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

4.6 Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, the parties mutually desire to avoid adverse tax consequences associated with the application of Section 409A of the Code to this Agreement and agree to cooperate fully and take appropriate reasonable actions that preserve to the Executive, to the maximum extent practical, the full economic benefit of this Agreement while avoiding any such consequences under Section 409A of the Code, including delaying payments and reforming the form of the Agreement if such action would reduce or eliminate taxes and/or interest payable as a result of Section 409A of the Code. In this regard, notwithstanding anything to the contrary in this Section 4, to the extent necessary to comply with Section 409A of the Code, any payment required under this Section 4 shall be deferred for a period of six (6) months, regardless of the circumstances giving rise to or the basis for such payment.

5. Confidentiality, Work Product and Non-Competition and Non-Solicitation.

5.1 Confidentiality.

(a) In connection with the Executive’s employment with the Company, the Company promises to provide the Executive with access to “Confidential Information” (as defined in Section 5.4(d) hereof) in support of the Executive’s employment duties. The Executive recognizes that the Company’s business interests require a confidential relationship between the Company and the Executive and the fullest practical protection and confidential treatment of all Confidential Information. At all times, both during and after the Employment Period, the Executive shall not directly or indirectly: (i) appropriate, download, print, copy, remove, use, disclose, divulge, communicate or otherwise “Misappropriate” (as defined in Section 5.4(e) hereof), any Confidential Information, including, without limitation, originals or copies of any Confidential

Information, in any media or format, except for the Company’s benefit within the course and scope of the Executive’s employment or with the prior written consent of a majority of the Board; or (ii) take or encourage any action that would circumvent, interfere with or otherwise diminish the value or benefit of the Confidential Information to any of the Company Parties (as defined in Section 5.4(b) hereof).

(b) All Confidential Information, and all other information and property affecting or relating to the business of the Company Parties within the Executive’s possession, custody or control, regardless of form or format, shall remain, at all times, the property of the respective Company Parties, the appropriation, use and/or disclosure of which is governed and restricted by this Agreement.

(c) The Executive acknowledges and agrees that:

(i) the Executive occupies a unique position within the Company, and the Executive is and will be intimately involved in the development and/or implementation of Confidential Information;

(ii) in the event the Executive breaches this Section 5.1 with respect to any Confidential Information, such breach shall be deemed to be a Misappropriation of such Confidential Information; and

(iii) any Misappropriation of Confidential Information will result in immediate and irreparable harm to the Company.

(d) Upon receipt of any formal or informal request, by legal process or otherwise, seeking the Executive’s direct or indirect disclosure or production of any Confidential Information to any Person, the Executive shall promptly and timely notify the Company and provide a description and, if applicable, hand deliver a copy of such request to the Company. The Executive irrevocably nominates and appoints the Company as the Executive’s true and lawful attorney-in-fact to act in the Executive’s name, place and stead to perform any act that the Executive might perform to defend and protect against any disclosure of Confidential Information.

(e) At any time the Company may request, during or after the Employment Period, the Executive shall deliver to the Company all originals and copies of Confidential Information and all other information and property affecting or relating to the business of the Company Parties within the Executive’s possession, custody or control, regardless of form or format, including, without limitation any Confidential Information produced by the Executive. Both during and after the Employment Period, the Company shall have the right of reasonable access to review, inspect, copy and/or confiscate any Confidential Information within the Executive’s possession, custody or control.

(f) Upon termination or expiration of this Agreement, the Executive shall immediately return to the Company all Confidential Information, and all other information and property affecting or relating to the business of the Company Parties, within the Executive’s possession, custody or control, regardless of form or format, without the necessity of a prior Company request.

(g) During the Employment Period, the Executive represents and agrees that the Executive will not use or disclose any confidential or proprietary information or trade secrets of others, including but not limited to former employers, and that the Executive will not bring onto the premises of the Company or access such confidential or proprietary information or trade secrets of such others, unless consented to in writing by said others, and then only with the prior written authorization of the Company.

5.2 Work Product/Intellectual Property.

(a) Assignment. The Executive hereby assigns to the Company all right, title and interest to all “Work Product” (as defined in Section 5.4(h) hereof) that (i) relates to any of the Company Parties’ actual or anticipated business, research and development or existing or future products or services, or (ii) is conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets, information or resources of any of the Company Parties (including, without limitation, any intellectual property rights).

(b) Disclosure. The Executive shall promptly disclose Work Product to the Board and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish and confirm the ownership and proprietary interest of any of the Company Parties in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments). The Executive shall not file any patent or copyright applications related to any Work Product except with the written consent of a majority of the Board.

5.3 Non-Competition and Non-Solicitation.

(a) In consideration of the Confidential Information being provided to the Executive as stated in Section 5.1 hereof, and other good and valuable new consideration as stated in this Agreement, including, without limitation, employment and/or continued employment with the Company, and the business relationships, Company goodwill, work experience, client, customer and/or vendor relationships and other fruits of employment that the Executive will have the opportunity to obtain, use and develop under this Agreement, the Executive agrees to the restrictive covenants stated in this Section 5.3.

(b) From the Effective Date until the end of the Restricted Period (as defined in Section 5.4(g) hereof), the Executive agrees that the Executive will not, directly or indirectly, on the Executive’s own behalf or on the behalf of any other Person, within the United States of America or in any other country or territory in which the businesses of the Company are conducted:

(i) engage in a Competing Business (as defined in Section 5.4(c) hereof), including, without limitation, by owning, managing, operating,

controlling, being employed by, providing services as a consultant or independent contractor to or participating in the ownership, management, operation or control of any Competing Business;

(ii) induce or attempt to induce any customer, vendor, supplier, licensor or other Person in a business relationship with any Company Party, for or with which the Executive or employees working under the Executive’s supervision had any direct or indirect responsibility or contact during the Employment Period, (A) to do business with a Competing Business or (B) to cease, restrict, terminate or otherwise reduce business with the Company for the benefit of a Competing Business, regardless of whether the Executive initiates contact; or

(iii) (A) solicit, recruit, persuade, influence or induce, or attempt to solicit, recruit, persuade, influence or induce anyone employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant), to cease or leave their employment or contractual or consulting relationship with any Company Party, regardless of whether the Executive initiates contact for such purposes or (B) hire, employ or otherwise attempt to establish, for any Person, any employment, agency, consulting, independent contractor or other business relationship with any Person who is or was employed or otherwise retained by any of the Company Parties (including any independent contractor or consultant).

(c) The parties hereto acknowledge and agree that, notwithstanding anything in Section 5.3(b)(i) hereof, (i) the Executive may own or hold, solely as passive investments, securities of Persons engaged in any business that would otherwise be included in Section 5.3(b)(i), as long as with respect to each such investment the securities held by the Executive do not exceed five percent (5%) of the outstanding securities of such Person and such securities are publicly traded and registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) the Executive may serve on the board of directors (or other comparable position) or as an officer of any entity at the request of the Board; provided, however, that in the case of investments otherwise permitted under clause (i) above, the Executive shall not be permitted to, directly or indirectly, participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by the Executive in connection with such securities), or lend the Executive’s name to, any such Person.

(d) The Executive acknowledges that (i) the restrictive covenants contained in this Section 5.3 hereof are ancillary to and part of an otherwise enforceable agreement, such being the agreements concerning Confidential Information and other consideration as stated in this Agreement, (ii) at the time that these restrictive covenants are made, the limitations as to time, geographic scope and activity to be restrained, as described herein, are reasonable and do not impose a greater restraint than necessary to protect the good will and other legitimate business interests of the Company, including without limitation,

Confidential Information (including trade secrets), client, customer and/or vendor relationships, client and/or customer goodwill and business productivity, (iii) in the event of termination of the Executive’s employment, the Executive’s experiences and capabilities are such that the Executive can obtain gainful employment without violating this Agreement and without the Executive incurring undue hardship, (iv) based on the relevant benefits and other new consideration provided for in this Agreement, including, without limitation, the disclosure and use of Confidential Information, the restrictive covenants of this Section 5.3, as applicable according to their terms, shall remain in full force and effect even in the event of the Executive’s involuntary termination from employment, with or without Cause and (v)the Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement and consents to the terms of the restrictive covenants in this Section 5.3, with the knowledge that this Agreement may be terminated at any time in accordance with the provisions hereof.

5.4 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) An “Affiliate” of any specified Person means any other Person, whether now or hereafter existing, directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes hereof, “control” or any other form thereof, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

(b) “Company Parties” means the Company, and its direct and indirect parents, subsidiaries and Affiliates, and their successors in interest.

(c) “Competing Business” means any business that owns or operates a specialty retail chain, which chain derives 15% or more of its revenue for the trailing 12 months from the sale of costume jewelry or accessories targeted to girls or women.

(d) Confidential Information.

(i) Definition. “Confidential Information” means any and all material, information, ideas, inventions, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know how, plans (marketing, business, strategic, technical or otherwise), arrangements, pricing and other data of or relating to any of the Company Parties (as well as their customers and/or vendors) that is confidential, proprietary or trade secret (A) by its nature, (B) based on how it is treated or designated by a Company Party, (C) because the disclosure of which would have a material adverse effect on the business or planned business of any of the Company Parties and/or (D) as a matter of law.

(ii) Exclusions. Confidential Information does not include material, data, and/or information (A) that any Company Party has voluntarily placed in the public domain, (B) that has been lawfully and independently developed and publicly disclosed by third parties, (C) that constitutes the general non-specialized knowledge and skills gained by the Executive during the Employment Period or (D) that is otherwise in the public domain through lawful means; provided, however, that the unauthorized appropriation, use or disclosure of Confidential Information by the Executive, directly or indirectly, shall not affect the protection and relief afforded by this Agreement regarding such information.

(iii) Inclusions. Confidential Information includes, without limitation, the following information (including without limitation, compilations or collections of information) relating or belonging to any Company Party (as well as their clients, customers and/or vendors) and created, prepared, accessed, used or reviewed by the Executive during or after the Employment Period: (1) product and manufacturing information, such as ingredients, combinations of ingredients and manufacturing processes; (2) scientific and technical information, such as research and development, tests and test results, formulae and formulations, studies and analysis; (3) financial and cost information, such as operating and production costs, costs of goods sold, costs of supplies and manufacturing materials, non-public financial statements and reports, profit and loss information, margin information and financial performance information; (4) customer related information, such as customer related contracts, engagement and scope of work letters, proposals and presentations, customer-related contacts, lists, identities and prospects, practices, plans, histories, requirements and needs, price information and formulae and information concerning client or customer products, services, businesses or equipment specifications; (5) vendor and supplier related information, such as the identities, practices, history or services of any vendors or suppliers and vendor or supplier contacts; (6) sales, marketing and price information, such as marketing and sales programs and related data, sales and marketing strategies and plans, sales and marketing procedures and processes, pricing methods, practices and techniques and pricing schedules and lists; (7) database, software and other computer related information, such as computer programs, data, compilations of information and records, software and computer files, presentation software and computer-stored or backed-up information including, but not limited to, e-mails, databases, word processed documents, spreadsheets, notes, schedules, task lists, images and video; (8) employee-related information, such as lists or directories identifying employees, representatives and contractors, and information regarding the competencies (knowledge, skill, experience), compensation and needs of employees, representatives and contractors and training methods; and (9) business- and operation-related information, such as operating methods, procedures, techniques, practices and processes, information about acquisitions, corporate or business opportunities, information about partners and potential investors, strategies, projections and related documents, contracts and licenses and business records, files, equipment, notebooks, documents, memoranda, reports, notes, sample books, correspondence, lists and other written and graphic business records.

(e) “Misappropriate”, or any form thereof, means:

(i) the acquisition of any Confidential Information by a Person who knows or has reason to know that the Confidential Information was acquired by theft, bribery, misrepresentation, breach or inducement of a breach of a duty to maintain secrecy or espionage through electronic or other means (each, an “Improper Means”); or

(ii) the disclosure or use of any Confidential Information without the express consent of the Company by a Person who (A) used Improper Means to acquire knowledge of the Confidential Information (B) at the time of disclosure or use, knew or had reason to know that his or her knowledge of the Confidential Information was (x) derived from or through a Person who had utilized Improper Means to acquire it, (y) acquired under circumstances giving rise to a duty to maintain its secrecy or limit its use or (z) derived from or through a Person who owed a duty to the Company to maintain its secrecy or limit its use or (C) before a material change of his or her position, knew or had reason to know that it was Confidential Information and that knowledge of it had been acquired by accident or mistake.

(f) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, business trust, joint-stock company, estate, trust, unincorporated organization, government or other agency or political subdivision thereof or any other legal or commercial entity.

(g) “Restricted Period” means (i) the twelve (12) months after the date of termination of employment (the Executive’s last day of work for the Company) or (ii) the period during which the Executive is receiving payments from the Company pursuant to Section 4 hereof.

(h) “Work Product” means all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, formulations, concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information, and all other intellectual property and intellectual property rights that are conceived, reduced to practice, developed or made by the Executive either alone or with others in the course of employment with the Company (including employment prior to the date of this Agreement).

5.5 Remedies. Because the Executive’s services are unique and because the Executive has access to Confidential Information, the Executive acknowledges and agrees that if the Executive breaches any of the provisions of Section 5 hereof, the Company may suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy. The restrictive covenants stated in Section 5 hereof are without prejudice to the Company’s rights and causes of action at law.

5.6 Interpretation; Severability.

(a) The Executive has carefully considered the possible effects on the Executive of the covenants not to compete, the confidentiality provisions and the other obligations contained in this Agreement, and the Executive recognizes that the Company has made every effort to limit the restrictions placed upon the Executive to those that are reasonable and necessary to protect the Company’s legitimate business interests.

(b) The Executive acknowledges and agrees that the restrictive covenants set forth in this Agreement are reasonable and necessary in order to protect the Company’s valid business interests. It is the intention of the parties hereto that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law. If any covenant, provision or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, scope or character of restrictions, or otherwise to be unenforceable, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable or otherwise enforceable (as the case may be), and such covenant, provision or agreement shall be enforced as modified. If the court having jurisdiction will not review the covenant, provision or agreement, the parties hereto shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. The parties hereto agree that if a court having jurisdiction determines, despite the express intent of the parties hereto, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions and agreements herein shall be valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, the Company shall have any and all rights under applicable statutes or common law to enforce its rights with respect to any and all Confidential Information or unfair competition by the Executive.

6. Miscellaneous.

6.1 Public Statements.

(a) Media Nondisclosure. The Executive agrees that during the Employment Period or at any time thereafter, except as may be authorized in writing by the Company, the Executive will not directly or indirectly disclose or release to the Media any information concerning or relating to any aspect of the Executive’s employment or termination from employment with the Company and/or any aspect of any dispute that is the subject of this Agreement. For the purposes of this Agreement, the term “Media” includes, without limitation, any news organization, station, publication, show, website, web log (blog), bulletin board, chat room and/or program (past, present and/or future), whether published through the means of print, radio, television and/or the Internet or otherwise, and any member, representative, agent and/or employee of the same.

(b) Non-Disparagement. The Executive agrees that during the Employment Period or at any time thereafter, the Executive will not make any statements, comments or communications in any form, oral, written or electronic to any Media or any customer, client or supplier of the Company or any of its Affiliates, which would constitute libel, slander or disparagement of the Company or any of its Affiliates, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to the Company or any of its Affiliates; provided, however, that the terms of this Section 6.1(b) shall not apply to communications between the Executive and, as applicable, the Executive’s attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure. The Executive further agrees that the Executive will not in any way solicit any such statements, comments or communications from others.

6.2 ARBITRATION. SUBJECT TO THE RIGHTS UNDER SECTION 6.3 HEREOF TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF, BINDING ARBITRATION SHALL BE THE EXCLUSIVE REMEDY FOR ANY AND ALL DISPUTES, CLAIMS OR CONTROVERSIES, WHETHER STATUTORY, CONTRACTUAL OR OTHERWISE, BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY OR TERMINATION FROM THE COMPANY (INCLUDING, BUT NOT LIMITED TO, THE AMOUNT OF DAMAGES, OR THE CALCULATION OF ANY BONUS OR OTHER AMOUNT OR BENEFIT DUE) (COLLECTIVELY, “DISPUTES”). THE PARTIES EACH WAIVE THE RIGHT TO A JURY TRIAL AND WAIVE THE RIGHT TO ADJUDICATE THEIR DISPUTES UNDER THIS AGREEMENT OUTSIDE THE ARBITRATION FORUM PROVIDED FOR IN THIS AGREEMENT, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT.

(a) Procedure Generally. The parties agree to submit the Dispute to a single arbitrator selected from a panel of JAMS arbitrators. The arbitration will be governed by the JAMS Comprehensive Arbitration Rules and Procedures in effect at the time the arbitration is commenced, subject to the terms and modifications of this Agreement. If for any reason JAMS cannot serve as the arbitration administrator or cannot fulfill the panel requirements of the Arbitration Provision, the Company may select an alternative arbitration administrator, such as AAA, to serve under the terms of this Agreement.

(b) Arbitrator Selection. To select the arbitrator, the parties shall make their respective strikes from a panel of former federal court judges and magistrates, to the extent available from JAMS (the “First Panel”). If the parties cannot agree upon an arbitrator from the First Panel or if such a panel is not available from JAMS, then the parties will next make their respective strikes from a panel of former Illinois state court trial and appellate judges, to the extent available from JAMS (the “Second Panel”). Any arbitrators proposed for the First and Second Panels provided for in this Section 6.2(b) must be available to serve in the Agreed Venue. If the parties cannot agree upon an arbitrator from the Second Panel or if such a panel is not available from JAMS, then the parties will next make their respective strikes from the panel of all other JAMS arbitrators available to serve in the Agreed Venue.

(c) VENUE. THE PARTIES STIPULATE AND AGREE THAT THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION PROCEEDING (AND OF ANY OTHER PROCEEDING, INCLUDING ANY COURT PROCEEDING, UNDER THIS AGREEMENT) SHALL BE CHICAGO, ILLINOIS (THE “AGREED VENUE”).

(d) Authority and Decision. The arbitrator shall have the authority to award the same damages and other relief that a court could award. The arbitrator shall issue a reasoned award explaining the decision and any damages awarded. The arbitrator’s decision will be final and binding upon the parties and enforceable by a court of competent jurisdiction. The parties will abide by and perform any award rendered by the arbitrator. In rendering the award, the arbitrator shall state the reasons therefor, including (without limitation) any computations of actual damages or offsets, if applicable.

(e) Fees and Costs. In the event of arbitration under the terms of this Agreement, the fees charged by JAMS or other arbitration administrator and the arbitrator shall be borne by the parties equally. In addition, the parties shall each bear their own costs, expenses and attorneys’ fees incurred in arbitration.

(f) Limited Scope. The following are excluded from binding arbitration under this Agreement: claims for workers’ compensation benefits or unemployment benefits; replevin; and claims for which a binding arbitration agreement is invalid as a matter of law.

6.3 Injunctive Relief. The parties hereto may seek injunctive relief in arbitration; provided, however, that as an exception to the arbitration agreement set forth in Section 6.2 hereof, the parties, in addition to all other available remedies, shall each have the right to initiate an action in any court of competent jurisdiction in order to request injunctive or other equitable relief regarding the terms of Sections 5 or 6.2 hereof. The exclusive venue of any such proceeding shall be in the Agreed Venue. The parties agree (a) to submit to the jurisdiction of any competent court in the Agreed Venue, (b) to waive any and all defenses the Executive may have on the grounds of lack of jurisdiction of such court and (c) that neither party shall be required to post any bond, undertaking or other financial deposit or guarantee in seeking or obtaining such equitable relief. Evidence adduced in any such proceeding for an injunction may be used in arbitration as well. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies that a party hereto may have at law or in equity.

6.4 Settlement of Existing Rights. In exchange for the other terms of this Agreement, the Executive acknowledges and agrees that: (a) the Executive’s entry into this Agreement is a condition of employment and/or continued employment with the Company, as applicable; (b) except as otherwise provided herein, this Agreement will replace any existing employment agreement between the parties and thereby act as a novation, if applicable; (c) the Executive is being provided with access to Confidential Information, including, without limitation, proprietary trade secrets of one or more Company Parties, to which the Executive has not previously had access; (d) all Company inventions and intellectual property developed by the Executive during any past employment with the Company and all goodwill developed with the Company’s clients, customers and other business contacts by the Executive during any past employment with Company, as applicable, is the exclusive property of the Company; and (e) all Confidential Information and/or specialized training accessed, created, received or utilized by the Executive during any past employment with Company, as applicable, will be subject to the restrictions on Confidential Information described in this Agreement, whether previously so agreed or not.

6.5 Indemnification. The Executive shall be entitled, in his capacity as an officer or director of the Company or any of its subsidiaries, to the benefit of the indemnification provisions contained in the By-Laws of the Company or as a matter of law, whichever is greater. In addition, during the term of the Executive’s employment and, where applicable under the terms of the relevant liability policy thereafter, the Executive shall be covered under any directors’ and officers’ insurance policy maintained by the Company.

6.6 Post-Termination Assistance. During the Restricted Period, the Executive shall cooperate, at the reasonable request of the Company (i) in the transition of any matter for which the Executive had authority or responsibility during the Employment Period, or (ii) with respect to any other matter involving the Company for which the Executive may be of assistance. The Executive shall be entitled to reimbursement of any out-of-pocket expenses he incurs in providing such assistance upon submission of documentation supporting such expenses.

6.7 Entire Agreement; Waiver. This Agreement contains the entire agreement between the Executive and the Company with respect to the subject matter hereof, and supersedes any and all prior understandings or agreements, whether written or oral. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith. No delay on the part of any party to this Agreement in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.

6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to principles of conflict of laws.

6.9 Successors and Assigns; Binding Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns. This Agreement is a personal contract, and, except as specifically set forth herein, the rights and interests of the Executive herein may not be sold, transferred, assigned, pledged or hypothecated by any party without the prior written consent of the others. As used herein, the term “successor” as it relates to the Company, shall include, but not be limited to, any successor by way of merger, consolidation or sale of all or substantially all of such Person’s assets or equity interests.

6.10 Representation by Counsel; Independent Judgment. Each of the parties hereto acknowledges that (a) it or the Executive has read this Agreement in its entirety and understands all of its terms and conditions, (b) it or the Executive has had the opportunity to consult with any individuals of its or the Executive’s choice regarding its or the Executive’s agreement to the provisions contained herein, including legal counsel of its or the Executive’s choice, and any decision not to was the Executive’s or its alone and (c) it or the Executive is entering into this Agreement of its or the Executive’s own free will, without coercion from any source, based upon its or the Executive’s own independent judgment.

6.11 Interpretation. The parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the parties with respect to the provisions hereto, no provision of this Agreement shall be construed unfavorably against any of the parties on the ground that the Executive, it, or the Executive’s or its counsel was the drafter thereof.

6.12 Survival. The applicable provisions of Sections 4, 5 and 6 hereof shall survive the termination of this Agreement.

6.13 Notices. All notices and communications hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by facsimile or telecopy, or by postage prepaid by registered or certified mail, return receipt requested, or by other delivery service which provides evidence of delivery, as follows:

If to the Company or the Company, to:

Claire’s Stores, Inc.

2400 W. Central Rd.

Hoffman Estates, IL 60192

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Morgan Lewis & Bockius

101 Park Avenue

New York, NY 10178

Attention: Gary Rothstein, Esq.

Telephone: (212) 309-6360

Facsimile: (212) 309-6001

E-mail: grothstein@morganlewis.com

If to the Executive, to:

James D. Fielding

In Care of:

Hahn & Hahn, LLP

Gene E. Gregg, Jr.

301 E. Colorado Blvd., Suite 900

Pasadena, CA 91101

Telephone: (626) 796-9123

Facsimile: (626) 449-7357

E-mail: ggregg@hahnlawyers.com

with a copy (which shall not constitute notice) to:

Hahn & Hahn, LLP

Gene E. Gregg, Jr.

301 E. Colorado Blvd., Suite 900

Pasadena, CA 91101

Telephone: (626) 796-9123

Facsimile: (626) 449-7357

E-mail: ggregg@hahnlawyers.com

or to such other address as one party may provide in writing to the other party from time to time.

6.14 No Conflicts. The Executive represents and warrants to the Company that his acceptance of employment and the performance of his duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which he is or was a party or of which he is aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement.

6.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

6.16 Captions. Paragraph headings are for convenience only and shall not be considered a part of this Agreement.

6.17 No Third Party Beneficiary Rights. Except as otherwise provided in this Agreement, no entity shall have any right to enforce any provision of this Agreement, even if indirectly benefited by it.

6.18 Withholdings. Any payments provided for hereunder shall be paid net of any applicable withholdings required under Federal, state or local law and any additional withholdings to which Executive has agreed.

6.19 No Mitigation. In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.

Signature page to follow

IN WITNESS WHEREOF, the parties have duly executed this Agreement, intending it as a document under seal, to be effective for all purposes as of the Effective Date.

CLAIRE’S STORES, INC.

By:	/s/ Peter Copses
Name:	Peter Copses
Title:	Chairman of the Board

EXECUTIVE

/s/ James D. Fielding
Name:	James D. Fielding

Exhibit A

Previously filed as exhibit 10.1 to Form 8-K by the Company on May 20, 2011.

Exhibit B

CLAIRE’S INC.

2400 W. Central Rd.

Hoffman Estates, IL 60192

June     , 2012

James D. Fielding

[address]

Re:	Grant of Stock Options

Dear Jim:

We are pleased to inform you that you have been granted options to purchase 1,050,000 shares of common stock of Claire’s Inc. (the “Company”). As further described below, the options have varying features relating to vesting and are denominated as an “Investment Option”, a “Time Option” and a “Performance Option”. These options and are collectively referred to as the “Options”. The Options have been granted pursuant to the Company’s Stock Incentive Plan (the “Plan”), a copy of which is attached, and are subject in all respects to the provisions of the Plan. Capitalized terms not otherwise defined in the text or in paragraph 6 are defined in the Plan.

1.	Investment Option: The key terms of the Investment Option are as follows:

(a)	Number of Shares. 50,000

(b)	Exercise Price per Share. $[10.00][1]

(c)	Vesting. The Investment Option is fully vested and immediately exercisable.

2.	Time Option: The key terms of the Time Option are as follows:

(a)	Number of Shares. 500,000

(b)	Exercise Price per Share. $[10.00][2]

[1]	If fair market value per share, based on independent valuation, is greater, exercise price will equal such greater amount
[2]	See fn 1

(c)	Vesting. The Time Option will vest and become exercisable in four equal annual installments on June 18, 2013, 2014, 2015 and 2016, provided that the Time Option will become fully vested and exercisable immediately prior to a Change of Control, provided further that a portion of the Time Option will become vested and exercisable upon termination of your employment with the Company and its Affiliates by reason of your death or Disability, such portion to equal the portion of the Option that would have vested on the next scheduled vesting date had your employment not so terminated, multiplied by a fraction, the numerator of which is the number of days that elapsed from the most recent vesting date to the date of such termination, and the denominator of which is 365.

3.	Performance Option: The key terms of the Target Performance Option are as follows:

(a)	Number of Shares. 500,000

(b)	Exercise Price per Share. $[10.00][3]

(c)	Vesting. If on any Measurement Date, the Value Per Share equals or exceeds the Target Stock Price, then Performance Option will vest and become exercisable in two equal annual installments on each of the first two anniversaries of such Measurement Date, provided that if a Change of Control occurs coincident with or after any such Measurement Date where the Value Per Share equals or exceeds the Target Stock Price, any unvested installment shall become fully vested immediately prior to the Change of Control.

4.	Termination of the Options. The Options shall terminate pursuant to the provisions of Section 5 of the Plan; provided, however, that the Performance Option shall terminate no later than the date of a Change of Control to the extent the Target Stock Price is not achieved at such time, or was not previously achieved; provided further that the Investment Option, as it relates to 10,000 Shares, shall terminate on September 2, 2012 if prior to such date, you have not completed the Second Stock Purchase, as defined in Section 3.6 of the employment agreement by and between you and Claire’s Stores, Inc., dated May , 2012 (the “Employment Agreement”), and shall terminate as to an additional 10,000 Shares on January 1, 2013, if prior to such date you have not completed the Second stock Purchase.

5.	Rights/Restrictions on Shares. Any and all Shares acquired upon exercise of the Options shall be subject to the rights and restrictions set forth in Section 8 of the Plan, provided that in addition to the Company’s rights under Section 8(d) of the

[3]	See fn 1

2

Plan (Repurchase Right), if you voluntarily resign from employment with the Company and its Affiliates without Good Reason (as defined in the Employment Agreement) prior to the earlier of June 18, 2016 or the date of a Qualified IPO, then the price per Share to be paid by the Company for any Shares acquired upon exercise of the Investment Option that it chooses to repurchase under Section 8(d) of the Plan shall not exceed the price per Share paid by you upon exercise such Option, less any distributions paid in respect of such Share. In addition, if you fail to complete the Second Stock Purchase on or before September 1, 2012, for purposes of Section 8(d) of the Plan, such failure shall be treated as a termination for Cause as to up to 10,000 Shares acquired upon exercise of the Investment Option on or before such date (whether or not your employment is actually terminated), and if you fail to complete the Second Stock Purchase on or before December 31, 2012, for purposes of Section 8(d) of the Plan, such failure shall be treated as a termination for Cause as to up to an additional 10,000 Shares acquired upon exercise of the Investment Option on or before such date (whether or not your employment is actually terminated).

6.	Federal Taxes: The Options granted to you are treated as “nonqualified options” for federal tax purposes, which means that when you exercise, the excess of the value of the Shares issued on exercise over the exercise price paid for the Shares is income to you, subject to wage-based withholding and reporting. When you sell the Shares acquired upon exercise, the excess (or shortfall) between the amount you receive upon the sale and the value of the shares at the time of exercise is treated as capital gain (or loss). State and local taxes may also apply. You should consult your personal tax advisor for more information concerning the tax treatment of your Options.

7.	Definitions. For purposes of this letter:

(a)	“Apollo” means Apollo Management VI, L.P. and its Affiliates or any entity controlled thereby or any of the partners thereof.

(b)	“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

(c)	“Change of Control” means:

(i)

any event occurs the result of which is that any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders or their Related Parties, becomes the beneficial owner, as defined in Rules l3d-3 and l3d-5 under the Exchange Act (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has

3

the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of the Company or any successor company thereto, including, without limitation, through a merger or consolidation or purchase of Voting Stock of the Company; provided that none of the Permitted Holders or their Related Parties have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board; provided further that the transfer of 100% of the Voting Stock of the Company to a Person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a wholly owned Subsidiary of such Person, shall not be treated as a Change of Control;

(ii)	after an initial public offering of Capital Stock of the Company during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;

(iii)	the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder or a Related Party of a Permitted Holder; or

(iv)	the adoption of a plan relating to the liquidation or dissolution of the Company.

(d)	“Claire’s Investors Liquidity Event” means any transaction (including, without limitation, a stock sale, redemption or buy back, merger, consolidation or otherwise) immediately following which 25% of the Shares held by all Claire’s Investors have been exchanged for or converted into consideration, all or substantially all of which consists of cash or readily marketable securities that the Claire’s Investors can immediately resell for cash at prevailing quoted prices without legal, contractual or market restrictions.

(e)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(f)	“Measurement Date” means (1) prior to a Qualified IPO, the date of a Claire’s Investors Liquidity Event, (2) the date of a Qualified IPO, or (3) following a Qualified IPO, each trading day, starting with the 30th trading day following the Qualified IPO.

(g)	“Permitted Holder” means Apollo.

(h)	“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

(i)	“Related Party” means:

(i)	any controlling stockholder, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

(ii)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 50% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).

(j)	“Subsidiary” means, with respect to any specified Person:

(i)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(k)	“Target Stock Price” means $25.00, provided that the Committee shall make such adjustment to the Target Stock Price as it determines is equitable and appropriate to reflect changes to the outstanding Shares or capital structure of the Company, including contributions and distributions of capital.

5

(l)	“Value Per Share” means (1) prior to a Qualified IPO, the price per Share realized by the Claire’s Investors in connection with a Claire’s Investors Liquidity Event, (2) upon a Qualified IPO, the price per Share paid by the public as shown on the final prospectus filed with the Securities and Exchange Commission in connection with the Qualified IPO, or (3) following a Qualified IPO, the average closing price of a Share for the period of 30 consecutive trading days ending on the Measurement Date.

(m)	“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this option grant and the terms of the Plan by signing and returning a copy of this letter.

Sincerely,

CLAIRE’S INC.

By:
Name:
Title:

Agreed to and Accepted by:

James D. Fielding

6

Exhibit C

CLAIRE’S INC.

2400 W. Central Rd.

Hoffman Estates, IL 60192

June     , 2012

James D. Fielding

[address]

Re:	Acquisition of Shares

Dear Jim:

This will evidence our agreement, effective on                     , 2012 (the “Effective Date”) relating to the purchase by you from Claire’s Inc. (the “Company”), of [30,000][20,000] shares of the Company’s common stock on the terms and conditions set forth in this letter agreement (the “Letter Agreement”). The Shares shall be issued pursuant to the Company’s Stock Incentive Plan (the “Plan”), a copy of which is attached, and are subject in all respects to the provisions of the Plan. Capitalized terms not otherwise defined in the text are defined in the Plan.

1.	Purchase Price. The purchase price per Share is $10, for a total of [$300,000][$200,000] payable by wire transfer on the Effective Date.

2.	Vesting. All of the Shares will be fully vested.

3.	Rights/Restrictions on Shares. The Shares shall be subject to the rights and restrictions as set forth in Section 8 of the Plan.

4.	Representations.

(a) Authority. You have the requisite power, authority and capacity to execute this Letter Agreement and to perform your obligations under this Letter Agreement and to consummate the transactions contemplated hereby, and your acceptance has been duly and validly executed and delivered by you and constitutes your legal, valid and binding obligation, enforceable against you in accordance with its terms, except to the extent that such validly binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws relating to or affecting creditors’ rights generally.

(b) Shares Unregistered. You acknowledge that (i) the offer and sale, or grant of the Shares has not been registered under applicable securities laws; (ii) there is no established market for the Shares and it is not anticipated that there will be any such market for the Shares in the foreseeable future; (iii) you are acquiring the Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof, and not with any present intention of distributing the Shares and you have no present plan or intention to sell any of the Shares; (iv) you are an “accredited investor” under Rule 501(a) of the Securities Act of 1933, and your knowledge and experience in financial and business matters are such that you are capable of evaluating the merits and risks of your investment in the Shares; (v) you and your representatives, including your professional, financial, tax and other advisors, if any, have carefully considered your proposed investment in the Shares, and you understand and have taken cognizance of (or have been advised by your representatives as to) the risk factors related to the acquisition of the Shares, and no representations or warranties have been made to you or your representatives concerning the Shares, the Company or the Company’s business, operations, financial condition or prospects or other matters; (vi) in making your decision to purchase the Shares, you have relied upon independent investigations made by you and, to the extent believed by you to be appropriate, your representatives, including your professional, financial, tax and other advisors, if any; and (vii) you and your representatives have been given the opportunity to request to examine all documents of, and to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the acquisition of the Shares and to obtain any additional information which you or your representatives deem necessary.

(c) Acknowledgement. You acknowledge: (i) that this award of the opportunity to purchase the Shares is a one-time benefit, which does not create any contractual or other right to receive future awards (other than matching option grants as provided in an option grant agreement dated as of the date hereof), or benefits in lieu of awards; (ii) that all determinations with respect to any such future awards, including, but not limited to, the times when awards shall be granted, the number of shares subject to each award, the exercise or purchase price, and the time or times when each award shall vest, will be at the sole discretion of the Company; (iii) that the purchase of the Shares shall not create a right to further employment with the Company and shall not interfere with the Company’s or your ability to terminate your employment relationship at any time with or without cause; (iv) that your purchase the Shares is voluntary; and (v) that this award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments except as otherwise provided under applicable law.

5.

Employee Data Privacy. As a condition of the award of this opportunity to purchase the Shares, you consent to the collection, use and transfer of personal data as described in this paragraph 5. You understand that the Company and its Affiliates hold certain personal information about you including, but not limited to, your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, common shares or directorships held in the Company, details of all other entitlement to common shares awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering the award of this opportunity to purchase Shares (“Data”). You further understand that the Company and/or its Affiliates will transfer Data amongst

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themselves as necessary for the purposes of implementation, administration and management of this award, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in such implementation, administration and management. You authorize them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the award of this opportunity to purchase Shares, including any requisite transfer of such Data as may be required for the administration of this award and/or the subsequent holding common shares on your behalf to a broker or other third party with whom the shares acquired on exercise may be deposited. You understand that he or she may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

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Sincerely,

CLAIRE’S INC.

By:
Name:
Title:

Agreed to and Accepted by:

James D. Fielding

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Exhibit D

RELEASE

I, James D. Fielding, the undersigned, agree to accept the compensation, payments, benefits and other consideration provided for in Section 4.3(d) of the Employment Agreement between me and by and between Claire’s Stores, Inc. (the “Company”) dated as of May     , 2012 (the “Employment Agreement”) in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company and Releasees from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, to the maximum extent permitted by law (“Claims”), which I, my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising, occurring or relating to my employment and/or termination thereof with the Company and Releasees, or my status as a stockholder of the Company and Releasees, at any time on or prior to the date I execute this Release, including, without limitation, any and all Claims arising out of or relating to compensation, benefits, any and all contract claims, tort claims, fraud claims, claims for bonuses, commissions, sales credits, etc., defamation, disparagement, or other personal injury claims, claims for accrued vacation pay, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys’ fees with respect thereto. This release and waiver includes, without limitation, any and all rights and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871 and 1991, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act (including but not limited to the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the National Labor Relations Act, the Family and Medical Leave Act, the Equal Pay Act, the Sarbanes-Oxley Act, the Illinois Human Rights Act, the Illinois Equal Pay Laws, the Illinois Whistleblower Protection Act, the Illinois Wage Payment and Collection Law, and all amendments to the foregoing, and any other federal, state or local statute, ordinance, regulation or constitutional provision regarding employment, compensation, employee benefits, termination of employment or discrimination in employment. Notwithstanding the above, I do not release (i) any right to indemnification I may have as a director, officer or employee pursuant to applicable law, the Company’s Bylaws, and/or the Company’s certificate of incorporation, (ii) any rights to any earned and vested benefits to which I am entitled under the terms of any employee benefit plan maintained by the Company or any of its subsidiaries, or (iii) any rights with respect to any vested shares of Company, or vested options to purchase such shares, as I may now own, pursuant to the written agreements with Claire’s governing such shares or options.

I represent and affirm (i) that I have not filed any Claim against the Company or Releasees and (ii) that to the best of my knowledge and belief, there are no outstanding Claims.

For the purpose of implementing a full and complete release and discharge of Claims, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all the Claims described in the preceding paragraphs, whether known or unknown, apparent or concealed, and that this Release contemplates the extinction of all such Claims, including Claims for attorney’s fees. I expressly waive any right to assert after the execution of this Release that any such Claim has, through ignorance or oversight, been omitted from the scope of the Release.

For purposes of this Release, the term “the Company and Releasees” includes the Company and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their past, present and future officers, directors, shareholders, representatives, agents, attorneys and employees, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

I acknowledge I will be entitled to the compensation, payments, benefits and other consideration provided for in Section 4.3(d) of the Employment Agreement payable or commencing on             , 2      , which is 30 days following the date of the date of my termination of employment, provided that, as of that date, I have signed and returned this Release to the Company, attention General Counsel, and have not revoked it pursuant to the following paragraph.

I further acknowledge that I have had at least 21 days from my receipt of this Release, to review and consider this Release, to consult with an attorney prior to executing this Release, and have been provided 7 days to revoke my execution of this Release by delivering a written notice of revocation to the Company, attention General Counsel.

I ACKNOWLEDGE THAT I HAVE READ THIS
RELEASE AND I UNDERSTAND
AND ACCEPT ITS TERMS

James D. Fielding	Date

Sworn to before me this
day of , 20

Notary Public

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